Exhibit 10.3

PARAGON 28, INC.

CHIEF COMMERCIAL OFFICER EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made between Paragon 28, Inc., 14445 Grasslands Dr., Englewood, CO 80112 (“P28”) and Matthew Jarboe, *** (“Employee”) effective January 1, 2020.

1. Employee shall serve as Chief Commercial Officer. Employee is a fiduciary and shall use his full time to faithfully, with diligence, and to the best of his ability, experience, and talents, perform all the duties that may be required of his position. Employee shall be designated by the Board of Directors as an “Indemnified Officer” pursuant to Article X, Section 1 (c) of the Bylaws of P28, which designation shall not be changed. No bond shall be required of Employee.

2. Employee shall report to the Chief Executive Officer.

3. The term of this Agreement shall begin as of the Effective Date and shall terminate upon the expiration of five years thereafter unless terminated earlier pursuant to cause.

4 P28 shall have the right to terminate the Employee upon fifteen days prior written notice if the Employee breaches any other provision of this Agreement. P28 shall set forth in the notice the facts underlying its claim that the Employee is in breach of this Agreement. Remedy of such breach within the fifteen-day period after the receipt of such notice shall revive the employment in effect for the remaining term, subject to any other rights of termination contained in this Agreement. P28 shall have the right to terminate this Agreement immediately upon notice to Employee upon the occurrence of any of the following situations: (1) a person’s health or safety is in imminent and serious danger from Employee’s actions; (2) death of Employee; (3) conviction of Employee of any felony or criminal of moral turpitude; (4) if Employee does anything to harm the business reputation of P28; (5) if any representation, warranty, or covenant of Employee hereunder is or becomes false or untrue; or (6) if Employee violates any policy or procedure of P28.

5. Employee shall receive an annual base salary of $515,000 paid in bi-weekly installments.

6. Quarterly Sales Targets for the United States and its territories shall be established annually by the parties and are anticipated to significantly increase each quarter.

7. Employee may earn quarterly bonuses through P28 sales as follows:

•	Sales at or exceeding Quarterly Target 1: $30,000 (“Quarterly Target 1 Bonus”), plus

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Sales exceeding Quarterly Target 1: a percentage of $30,000 in proportion to the achievement of the difference in sales between Quarterly Target 1 and Quarterly Target 3, not to exceed $30,000 (“Quarterly Target 3 Bonus”).

Employee may earn an Annual Make-Up Bonus through annual sales as follows:

•	Annual sales at or exceeding Annual Target 1: $120,000 less all Quarterly Target 1 Bonuses earned during the year, plus

•

Annual sales exceeding Annual Target 1: a percentage of $120,000 in proportion to the achievement of the difference in sales between Annual Target 1 and Annual Target 3, not to exceed $120,000, less all Quarterly Target 3 Bonuses earned during the year.

8. Employee will be eligible for all P28 benefits provided to its full-time employees including health, dental, and vision insurance.

9. P28 may reimburse certain employment-related business expenses, approved in advance, subject to P28’s policies and procedures.

10. Employee shall not directly or indirectly make any representation, statement, or disclosure of a material fact relating to or affecting P28’s interests or Products that is deceptive, misleading, incomplete, or false in form or content. Any use of the P28 brand or Products on social media shall comply with this requirement and should be carefully reviewed. Employee may consult with P28’s Compliance Department for review prior to such postings.

11. Employee shall not engage in unlawful inducement, meaning the prohibitions of the federal Anti-Kickback Statute and any other applicable state anti-kickback statutes. Employee shall comply with all other applicable federal, state, and local laws and regulations in the solicitations of sales and provision of services hereunder, including those regulations promulgated by the Food & Drug Administration, the Health Insurance Portability and Accountability Act of 1996 as amended, the Physician Payment Sunshine Act provisions of the Patient Protection and Affordable Care Act, and all laws and regulations requiring Employee to possess any license, permit, or other documentation in order to lawfully carry out his duties hereunder. Employee shall keep himself aware of and in compliance with all changes in such laws and regulations. Employee shall comply with all applicable rules and regulations of P28, and the policies and procedures of P28 as are in effect from time-to-time and meet all training requirements established by P28.

12. Employee shall abide by all policies and procedures of each hospital and health care institution where he conducts business, including all vendor approval and background check requirements.

13. Employee acknowledges that P28 has certain reporting requirements under the federal law commonly referred to as the Physician Payments Sunshine Act. Employee must monthly report in writing to P28 any monies expended on Covered Recipients. Employee shall comply with the specific information requests and process requirements for such reporting and shall indemnify, defend, and hold P28 harmless from any claim brought by any third party arising from any failure of Employee to properly report hereunder. Employee agrees to fully comply with P28’s Physician Payment Sunshine Act Policy.

14. Employee represents that he has not been, and during the term of this Agreement shall not be: (i) sanctioned within the meaning of Social Security Act Section 1128A or any amendments thereof; (ii) convicted of violating the federal Stark law, federal False Claims Act, federal Anti-Kickback statute, federal Health Insurance and Portability Act provisions, federal Civil Monetary Penalties Law, federal Health Care Fraud Statute, Foreign Corrupt Practices Act, or similar state laws; or (iii) debarred, excluded, or suspended from participation in any federal or state health care program.

15. Employee represents that he has not had, and during the term of this Agreement shall not have, a complaint filed against him by any enforcement agency, which complaint alleges felony criminal acts of a violent nature; health care-related fraud, theft, or other financial misconduct; any offenses related to the delivery of items or services under Medicare, Medicaid, SCHIP, or other state health care programs; engaging in unlawful kickback arrangements; or any crime relating to the practice of medicine. Employee authorizes P28 to conduct background checks, from time to time, including criminal and credit checks, as P28 may in its discretion determine to be reasonably necessary.

16. Employee represents that he is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude employment with P28 or any of the services which Employee will provide on P28’s behalf. P28 does not permit use of outside confidential, proprietary, or trade secret information. Employee represents that he either does not have or shall not use confidential, proprietary, or trade secret information of any other person or entity, not affiliated with P28, in the performance of his duties. Employee shall immediately notify P28 in writing of any intentional or accidental use of outside confidential, proprietary, or trade secret information.

17. In the event of a Change of Control, Employee shall receive additional compensation equal to the sum of three times Employee’s annual base salary and three times all bonuses paid within the previous twelve months, to be paid within thirty days after the Change of Control. Change of Control means (i) any public report or notice is filed with any authority in the United States, or any public announcement is made, that discloses that any person has become the beneficial owner, directly or indirectly, of 50 percent or more of the outstanding voting stock of P28; (ii) any person purchases securities pursuant to an offer for cash or exchange of securities to acquire any voting stock of P28 (or any securities convertible into voting stock of P28) and, immediately after consummation of that purchase, that person is the beneficial owner, directly or indirectly, of 50 percent or more of the outstanding voting stock of P28; (iii) the consummation of (a) a merger, stock exchange plan, consolidation, or reorganization of P28 with or into any other person if as a result of such merger, stock exchange plan, consolidation, or reorganization, less than 50 percent of the combined voting power of the then-outstanding securities of such other person immediately after such merger, consolidation, or reorganization are held in the aggregate by the holders of voting stock of P28 immediately prior to such merger, stock exchange plan, consolidation, or reorganization; (b) any sale, lease, exchange or other transfer of all or substantially all the assets of P28 and its consolidated subsidiaries to any other person if as a result of such sale, lease, exchange, or other transfer, less than 50 percent of the combined voting power of the then-outstanding securities of such other person immediately after such sale, lease, exchange, or other transfer are held in the aggregate by the holders of voting stock of P28 immediately prior to such sale, lease, exchange, or other transfer; or (c) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) or Section l4(d)(2) of the Exchange Act) would be the beneficial owner (as that term is defined in Rule 13d-3or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 50 percent of the outstanding voting stock of P28; or (iv) the dissolution of P28 is approved in accordance with the laws of the jurisdiction of formation of P28. In the event of a Change of Control, Employee shall be permitted to terminate this Agreement upon six months’ notice to the new entity and still be entitled to the Change of Control payments and benefits.

18. During the Term of this Agreement and all times after, Employee shall not disclose, use, or profit from any technological information relating to the design or fabrication of the Products or other confidential information of P28, including P28 sales agent and representative names and contact information, business and marketing plans and strategies, customer lists, financial data, processes, software, inventions, know-how, designs, formulas, test data, and pricing strategies or other subject matter pertaining to any business of P28, its customers, consultants, or licensees (collectively “Confidential Information and Trade Secrets”), other than strictly in accordance with the terms of this Agreement. Employee shall treat all Confidential Information and Trade Secrets with the highest level of care. The terms of this Agreement are confidential and shall not be disclosed to any third parties other than Employee’s legal and financial advisors. Employee shall not allow the removal or defacement of any confidentiality or proprietary notice placed on the Products or other items of Confidential Information and Trade Secrets.

19. Employee may be involved in the design, development, evaluation, improvement, or other activities relating to P28’s products and business. Employee hereby absolutely and irrevocably transfers and assigns to P28 all of Employee’s right, title, and interest in all inventions, designs, improvements, discoveries, know-how, and other trade secrets, and all patents, copyrights, and other intellectual property interests (collectively “Intellectual Property”) developed during the term of his employment with P28. Employee shall promptly and fully disclose to P28 all such Intellectual Property. Employee shall assist P28, at P28’s expense, in obtaining patents and other registrations of Intellectual Property rights in the United States and in all foreign countries on all Intellectual Property deemed patentable or otherwise protectable by P28, and shall execute all documents and do all things reasonably necessary to obtain such Intellectual Property protection, vest P28 with full and exclusive titles to such Intellectual Property rights, and protect the rights against infringement by others. Employee acknowledges P28’s sole ownership of its product portfolio and all interests therein and acknowledges P28’s right to make, have made, use, sell, and market its products and the products of other third parties without obligation to him.

20. Upon termination of employment, Employee shall return to P28 all products, Confidential Information, Trade Secrets, tools, equipment, electronics, and other material furnished by P28. Employee shall provide P28 with all customer lists and related sales information with respect to the prior sales of the products. P28 may set off the value of any unreturned items against any amounts due and owing Employee as of the date of termination of employment.

21. During employment and for one year following termination of employment, Employee shall not participate in the solicitation of sales, provide technical assistance, or provide support for any products that P28 deems may be directly or indirectly competitive with P28’s Products to any person or entity in the Territory. In order to allow P28 to make such determination, Employee shall notify P28 of any products Employee so intends to sell, assist, or support in the Territory during such one-year period prior to undertaking any such action.

22. During employment and for one year following, Employee shall not solicit any of P28’s employees or other sales agents or representatives for the purpose of being employed by or affiliated with Employee, or by any third party in which Employee or any of his family members is an owner, member, partner, employee, or other business affiliate.

23. Employee acknowledges and agrees that the non-compete and non-solicitation covenants are ancillary to an otherwise enforceable agreement, specifically that of employment with the provision of specialized training, education, and exposure to Confidential Information and Trade Secrets, both initially upon hire and throughout the term of employment, and that P28 would not have entered into or continued the employment relationship without Employee agreeing to be bound by such covenants.

24. Employee acknowledges that any breach of his obligations under this Agreement with respect to the proprietary rights, Confidential Information, non-compete, and non-solicitation will cause P28 irreparable injury for which there are inadequate remedies at law, and agrees that P28 shall be entitled to injunctive and other equitable relief in case of any such breach or attempted breach, and waives any requirement for the posting of any bond in connection with the obtaining of such relief. Employee shall be liable for all of P28’s court costs, reasonable attorney fees, and other expenses arising out of any legal action under this Agreement in the event that P28 prevails in such action.

25. Employee shall defend, indemnify, and hold harmless P28 for any negligent or intentional acts of Employee which cause damage to P28 or any third party, and for bodily injury or property damage as a result of Employee’s actions, including commercial loss of any kind.

26. This Agreement shall be binding upon and inure to the benefit of P28, its subsidiaries, affiliates, successors, and assigns. Employee may not assign any rights or obligations under this Agreement.

27. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado, without giving effect to its conflicts of law provisions. The exclusive venue and forum for any disputes arising hereunder shall be the courts of competent jurisdiction sitting in Denver, Denver County, Colorado and the parties hereto expressly consent to such jurisdiction.

28. This Agreement shall supersede any other prior agreement with respect to the subject matter hereof, whether oral or written. This Agreement may not be changed except in writing signed by both parties. The invalidity of any term or provision of this Agreement shall not invalidate or otherwise affect any other term or provision of this Agreement.

29. This Agreement may be executed in multiple counterparts, each of which shall be considered an original for any and all purposes and all of which together shall constitute one and the same instrument.

PARAGON 28, INC.	EMPLOYEE:

/s/ Albert DaCosta	/s/ Matthew L. Jarboe
By: Albert DaCosta	Matthew L. Jarboe
Chief Executive Officer
Date: 1/1/20

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